For Immediate Release

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SportsLine.com Names Sherrill W. Hudson to Board of Directors;

Hudson Appointed Audit Committee Chair

FORT LAUDERDALE, FL (September 30, 2003) – SportsLine.com, Inc. (Nasdaq: SPLN), a leading Internet sports media company and publisher of CBS SportsLine.com (http://cbs.sportsline.com), today announced that Sherrill W. Hudson has been appointed to its Board of Directors and will serve as chairman of its audit committee. Mr. Hudson qualifies as an “audit committee financial expert” under Securities and Exchange Commission regulations.

Mr. Hudson retired from Deloitte & Touche, LLP in August 2002, after 37 years, including the last 19 in Miami as group managing partner for South Florida, including oversight responsibility for Deloitte’s Florida and Puerto Rico offices for most of that time.

Mr. Hudson joined Deloitte & Touche in Dayton, Ohio as a staff-level auditor in 1965. He was promoted to partner in 1974 and managing partner of the Dayton office in 1976. Upon transferring to Miami in 1983, Mr. Hudson quickly expanded that office into one of the firm’s top performing practices, receiving special recognition for outstanding results in profitability, human resources, retention and advancement of women and client service.

“SportsLine.com is extremely pleased to add Sherrill Hudson to our Board of Directors,” said Michael Levy, founder, chairman and CEO of SportsLine.com. “He has a distinguished background and brings extensive financial and business experience that expands the expertise of our Board.”

Mr. Hudson also serves as a member of the board of directors of TECO Energy, Inc., Publix Super Markets, Inc. and Standard Register Company.

One of the most active individuals in the South Florida community, Mr. Hudson’s past and present activities include past chair and executive committee of the Florida International University Foundation; executive committee of the Miami Business Forum; past president and board member of the Orange Bowl Committee and Zoological Society of Florida; past chair of the Greater Miami Chamber of Commerce, American Cancer Society, Dade Community Foundation and Jackson Memorial Foundation; co-chair of the Dade County United Way Campaign (1996) and vice chairman of Goodwill Industries.

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SportsLine.com Names Sherrill W. Hudson to Board of Directors;
Hudson Appointed Audit Committee Chair	page 2

Mr. Hudson and his wife of more than 40 years, Mary Ann, reside in Coral Gables, FL. They have three grown sons, and four grandchildren.

About SportsLine.com, Inc.

SportsLine.com (Nasdaq:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL, PGA TOUR and NCAA Sports, the Company serves as one of the most comprehensive sports information sources available, containing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise. SportsLine.com also serves as a primary sports content provider for America Online.

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